Exhibit 6.52

TECHNOLOGY SERVICE AGREEMENT

	Creation Date:	September 28, 2017
A. PARTIES
Service Provider: The Dow Chemical Company	Licensee: Real Goods Solar Inc., d/b/a ROS Energy

B. License Agreement:	Technology License Agreement entered into between Dow Global Technologies LLC (Licensor) and Licensee having an effective date of September 29, 2017.
C. Reserved:	Reserved.
D. Technical Services Description: (herein after "Technical Services" or "Services")	Technical advice and guidance to be provided in connection with Licensee seeking UL/IEC certification for Products and in regard to identifying contract manufacturing options for Products as listed in Technical Appendix A.
E. Start Date:	Upon receipt of the Upfront Payment
F. End Date:

All work related to items 1-5, 6A, 6B, and 7-8 of Appendix A shall be completed within three months of the Effective Date and Service Provider will have no obligation after that time in regard to these items. In regard to item 6C (consultation on UL Certification), Service Provider will continue to consult on UL certification for up to twelve months from the Effective Date.

G. Service Fees:

For Technical Services provided (A) in excess of 400 hours or (B) occurring more than three (3) months after the Effective Date and not directly related to consulting for UL certification, Licensee will pay a fee under this agreement a rate of $325 per hour. .

Other reasonable expenses associated with the Technical Services (e.g., materials, travel, equip. rental, chemicals, shipping charges, etc.) will be passed through to Licensee, subject to prior approval by Licensee.

For Other Technical Services not described herein: As agreed between the Parties in writing.

H(l). Service Provider Contact:	H(2). Licensee Contact:
Christopher M. Jones The Dow Chemical Company Global Dow Center 2211 H.H. Dow Way Midland, Michigan 48674 Email: CMJones@dow.com	Dennis Lacey RGS Energy 110 16th Street, Suite 300 Denver, Colorado 80202 email: dennis.lacey@rgsenergy.com Fax: 303-223-9206
Fax: 989.633.1903

I. Governing Law and Venue:	Governing Law and Venue (arbitration) are the same as the License Agreement
J. Other Terms:	1.	Capitalized terms not defined in this Agreement shall have the meaning stated in the License Agreement, unless it is clear from the context that another meaning is intended.
	2.	Service Provider is not obligated to provide more than 400 hours of services hereunder. However, if Service Provider consents to providing more than 400 hours the terms and conditions of this Service Agreement shall apply.
	3.	Service Provider may hire a sub-contractor to consult on UL certification for activities arising more than two (2) months after the Effective Date.
	4.	If Licensee desires additional technical services during or after the End Date of this Agreement, Service Provider will provide Licensee with the names and contact information of one or more former employees of Service Provider that may be competent, available and interested in providing such services to Licensee pursuant to a separate consulting agreement with such individuals.
K. Attachments:	Terms & Conditions (3 pages), Technical Appendix A

L.       Licensee wants Service Provider to provide the Services described above in support of the qualifying Product and identifying suitable manufacturing options. Therefore, the Parties agree that Service Provider shall provide the Services, subject to the terms set out in this Agreement.

M. This Agreement includes the attached Terms- and Conditions and any attached appendices. If page 1 conflicts with any of the attached Terms and Conditions or appendices (if any), page 1 controls. If an appendix conflicts with the attached Terms and Conditions, the Terms and Conditions control over the appendix, unless the appendix expressly states that it modifies or overrides the Terms and Conditions.

The Dow Chemical Company		Real Goods Solar Inc., d/b/a RGS Energy

By:	/s/ Florian Schettenmann	By: /s/ Dennis Lacey

Name:	Florian Schettenmann	Name: Dennis Lacey

Title:	R&D VP	Title: CEO

Date:	10/5/2017	Date: 10/2/17

TERMS AND CONDITIONS

I.	Services. Service Provider Representatives shall provide the Services, beginning on the Start Date and ending on the End Date. The Services shall be limited to supporting the scope of the license granted in the License Agreement.

2.	Service Fees. Licensee shall pay to Service Provider the Service Fees described in Section G on Page 1 of this Agreement. Service Provider may invoice Licensee for Service Fees on a monthly basis. Invoices are due upon delivery, and invoices are overdue if not paid within thirty days after Licensee receives them. Licensee shall pay invoices in US dollars, according to the directions for payment in the invoice. Service Provider may charge interest on overdue invoices according to the terms of the License Agreement. The invoiced amount shall be net of all taxes, and Licensee shall be responsible for all taxes imposed by any government as a result of activity under this Agreement, except for income taxes imposed by Service Provider's home country.

3.	Expense Reimbursement. Licensee shall further reimburse Service Provider for reasonable travel, meal and lodging expenses that Service Provider Representatives incur while rendering Services outside their ordinary home offices. Service Provider may include such reimbursable expenses into its monthly invoices to Licensee.

4.	Contacts. The Contacts shall agree on the details of Services: including dates, places, subject matter, and the number of Service Provider Representatives who shall provide Services. Each Party may change its own Contact at will by providing written notice to the other Party.

5.	Service Provider Representatives. "Representatives" are employees and contractors of Service Provider and/or Service Provider's Affiliates that Service Provider appoints to provide Services under this Agreement. Service Provider may select and change Service Provider Representatives, but shall choose persons having suitable training and experience. "Affiliate" means an entity that controls, is controlled by or is under common control with a Party. "Control" means to own, directly or indirectly, a majority of the voting equity in an entity and/or to otherwise have authority to direct the operations of an entity.

6.	Technology and Use Rights. All technical information disclosed by Service Provider as part of the Services is Technical Information licensed under the License Agreement, and is subject to the use rights and limitations in the License Agreement.

7.	lnventions. If the Parties make any new inventions in the course of Services:

(a)	Service Provider will own inventions made by Service Provider Representatives solely or jointly with employees and/or contractors of Licensee; and

(b)	Licensee shall own inventions made solely by employees of Licensee.

US law shall govern the selection of inventors. Service Provider or Affiliate thereof shall have the right to file patent applications on joint inventions that Service Provider or Affiliate thereof owns and to enforce the resulting patents, at its own expense. Licensee shall cause its representatives to sign patent application and assignment documents that Service Provider or Affiliate thereof prepares for this purpose. Licensee may use the inventions to the same extent as Patents licensed under the License Agreement. Licensee or Affiliate shall have the right to file patent applications on inventions that Licensee or Affiliate thereof owns and to enforce the resulting patents, at its own expense.

8.	Services Warranty. Service Provider Representatives shall perform Services in accordance with good standards that are generally accepted in the United States of America on the Creation Date for the industry and profession relevant to Services. Service Provider shall correctly reperform any substandard Services without further cost to Licensee, if Licensee notifies Service Provider in writing of the substandard Services no later than 6 months after they are rendered. However, Service Provider has no duty to incur costs for corrective reperformance that exceed Service Fees paid for the Services being reperformed. THE CORRECTIVE REPERFORMANCE OF SUBSTANDARD SERVICES SHALL BE THE EXCLUSIVE REMEDY OF LICENSEE, AND THE EXCLUSIVE LIABILITY OF SERVICE PROVIDER AND ITS RELATED PERSONS, FOR ANY ERRONEOUS OR SUBSTANDARD SERVICES, AND LICENSEE WAIVES ANY OTHER RECOVERY, provided, however, that this Section 8 does not revoke or modify any provision of the Technology License Agreement.

9.	Disclaimer of Other Warranties. SECTION 8 CONTAINS ALL WARRANTIES AND REPRESENTATIONS OF SERVICE PROVIDER WITH RESPECT TO THE SERVICES. NO OTHER WARRANTIES OR REPRESENTATIONS SHALL BE IMPLIED OR CREATED BY ANY LAW, STATUTE OR REGULATION. HOWEVER, THIS AGREEMENT DOES NOT REVOKE OR MODIFY ANY WARRANTY OR INDEMNITY CONTAINED IN THE LICENSE AGREEMENT.

10.	Responsibility for Employees and Contractors. Each Party shall defend, indemnify and save the other Party harmless against any liability (including attorney fees and court costs) arising from injury, illness or death sustained by employees and other representatives (including contractors) of the indemnifying Party and its Affiliates as a result of this Agreement or Services. Each Party shall be responsible to the other Party for any breach of this Agreement by its employees and other representatives (including contractors).

11.	Other Liability. Except as stated in Section 10, Licensee shall be responsible for the its facility(ies) and Products and shall defend and indemnify Service Provider and Service Provider's Related Persons and hold them harmless against any liability or claim by any third party arising from the Products or their manufacture.

Except for liabilities under Section I0, Service Provider's maximum aggregate liability to Licensee and its Related Persons with respect to this Agreement and/or any performance, activities or deliverables under this Agreement shall not exceed the Service Fees paid under this Agreement.

The indemnities and limitations in Sections 10 and 11 shall not protect a Party or its Related Persons against loss or liability proximately caused by the willful misconduct of the Party or its Related Persons or by willful, material breach of this Agreement by the Party or its Related Persons, or against any liability that cannot legally be excluded. The indemnities and limitations in Sections 10 and 11 shall apply to all other liabilities regardless of any actual or alleged negligence or strict liability or breach of warranty or other legal responsibility of the indemnified Party or its Related Persons. "Related Persons" means the Affiliates of a Party, and the employees, officers, directors, contractors and agents of the Party and its Affiliates.

12.	Safety. Service Provider's Representatives must follow the minimum safety and health standards of Service Provider and of the US Government. Representatives will not enter or remain in areas where those safety standards are not met, or where toxic or flammable vapors have been released. Annex I lists Service Provider’s minimum applicable safety standards as of the Effective Date.

13.	Export Compliance. Licensee will not export or re-export any United States-origin technology received from Service Provider, or the direct products of that technology, in violation of United States export-control or customs laws or regulations. This obligation survives termination of this Agreement.

14.	Secrecy. Communications between the Parties under this Agreement shall be governed by the terms of secrecy and non use in the License Agreement. Service Provider is under a confidentiality agreement with Licensor and shall treat information received from Licensee in the same way that Licensor is required to treat it under the License Agreement . Licensee shall treat information received from Service Provider as if it were received from Licensor. Information received under this Agreement may be disclosed to Licensor by either Party.

15.	Assignment. This Agreement is personal to Licensee, and Licensee may not assign it without the prior written consent of Service Provider, except in connection with a permitted assignment of the Technology License Agreement. Before the End Date, Service Provider may not assign this Agreement without the prior written consent of Licensee , except that Service Provider may assign this Agreement to an Affiliate. After the End Date, Service Provider may also assign this Agreement to a Party that acquires substantially all of the technology to which the License pertains.

16.	Breach. In addition to other remedies, Service Provider may terminate or suspend performance of Services if Licensee materially breaches this Agreement, including but not limited to: nonpayment under Sections 2 or 3 or refusal to indemnify under Section 10.

17.	Force Majeure. A "Force Majeure Event" is any cause outside the control of the Party effected, that renders lawful performance of a duty under this Agreement impossible or impractical, and that the effected Party cannot prevent or avoid by the exercise of due diligence. Except for payment of money, a Party shall not be in breach of this Agreement, if a Force Majeure Event prevents or hinders full performance by the Party. Service Provider Representatives may refuse to travel to any place that is subject to a travel ban, travel restriction or travel advisory issued by an agency of the US government or by Service Provider. If a Force Majeure Event and/or travel ban occurs, the Parties shall cooperate to advance the Services as reasonable in a manner permitted by the Force Majeure Event and/or travel ban.

18.	Choice of Law and Venue. THIS AGREEMENT IS GOVERNED BY THE GOVERNING LAW AND VENUE (as defined on Page 1), WITHOUT REGARD TO ANY CONFLICTS-OF-LAW PRINCIPLE THAT DIRECTS THE APPLICATION OF ANOTHER JURISDICTION'S LAWS OR VENUE.

19.	Conflict. Unless otherwise stated on Page 1, this Agreement is subject to the terms and conditions of the License Agreement, and the License Agreement shall control in any conflicts with this Agreement.

20.	Independent Contractors. Service Provider and Service Provider Representatives are independent contractors. Service Provider and Service Provider Representatives are not employees of Licensee. This Agreement does not create any partnership, agency, or other legal entity or relationship between Service Provider, Licensee and/or any other party to the License Agreement.

21.	Amendment and Execution. This Agreement may only be modified only by written amendment referring to the Creation Date and signed by both Parties. This Agreement may be signed in separate counterparts, and facsimile signatures will be accepted as originals.

22.	Term and Termination. This Agreement shall continue in force until the End Date. Either Party may immediately declare an End Date if the License Agreement expires or is terminated. After the End Date, the terms of this Agreement shall survive and continue to apply to any Services that were provided under this Agreement before the End Date and to any payment or liability relating to such Services.

END OF TERMS AND CONDITIONS

Creation Date:

Appendix A

1.	Transfer documented technology:

a)	Dow will transfer documented technology to License e by providing access to itemized research reports covering Dow POWERHOUSE™ technology.
b)	Dow to transfer vendor list for key external process steps
c)	Note that some of the documentation included portions of the below lists have already been made available to Licensee in the course of due diligence.

Resource estimate: NA

2.	Dow to provide installation instructions including:

•	Roofing Installation Guide
•	Electrical Installation Guide
•	Cedar Shake Installation Guide
•	Supervisor and Code Official Information Guide
•	Solmetric Guide
•	Site Assessment Guide
•	ICC-ES Report
•	PH2.0 Technical Paper
•	UL Evaluation Report
•	Wind Driven Rain Technical Paper
•	Powerhouse 2.0 Warranty documents

Resource estimate: Field Installation - 10 Man Hours of consultation

3.	Dow to provide Licensee a detailed list of new building customers and roofing contractor customers Resource estimate: Marketing - 2 Man Hours of consultation

4.	Dow to provide Engineering Drawings, products specifications, and/or potential vendor information (the latter to the extent which it is allowed to share) each to the extent which Dow has in its possession for:
•	Laminate dimension based on Powerhouse 2.0 component
i.	Concept drawings of c-Si electrical layout including diode location
ii.	SIF drawings and solid model
iii.	Film cut drawing for full laminate area as used in PH2.0
iv.	Lamination frame drawings and solid model as used in PH2.0
•	System part drawings and solid models of injection molded components used in PH2.0
•	PH2.0 Specifications
•	Baseplate drawing and solid model
•	Baseplate assembly drawing
•	System parts drawings and solid models of injection molded components used in PH2.0

•	System part assembly
•	PH2.0 Specifications (raw material and final product including reliability targets)
•	Connector product specifications

Resource estimate: Manufacturing - 20 Man Hours of consultation

5.	Dow to provide procedures for:
•	Job instruction guides for product manufacturing to only be included (others probably not relevant)
•	Lamination
•	Lamination Inspection
•	Baseplate manufacturing/ inspection
•	Module assembly
•	Module inspection
•	Resin blend

Creation Date:

Resource estimate: Manufacturing - 20 Man Hours of consultation

6.	Consultation on final design and certification strategy
•	A) Dow to provide Diode strategy to facilitate qualification
•	B) Dow to provide RGS access to Dow certification documents with UL and other agencies
•	C) Dow to consult on certification plan with UUIEC and give to RGS for submission to the certification entities Resource estimate: Manufacturing - 100 Man Hours of consultation

7.	Dow to provide licensee available marketing information used in launch of PH2.0 Resource estimate: Marketing - 10 Man Hours of consultation

8.	Dow to provide RGS the automated design tools developed for POWERHOUSE™ 2.0.

Resource estimate: Marketing - 20 Man Hours of consultation, including 8 hours of training